Exhibit 99.1

Oceaneering Reports Record Quarterly Earnings

-- Initiates 2013 EPS guidance range of $3.00 to $3.25

October 29, 2012 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) today reported record earnings for the third quarter ended September 30, 2012. On revenue of $734 million, Oceaneering generated net income of $84.4 million, or $0.78 per share.

For the third quarter of 2011, Oceaneering reported revenue of $602 million and net income of $78.6 million, or $0.72 per share. The 2011 results included an $18.3 million pre-tax gain in Subsea Projects, $11.9 million after tax using an incremental tax rate of 35%, on the sale of a mobile offshore production system and $4.9 million of tax benefits principally related to prior years. For the second quarter of 2012, Oceaneering reported revenue of $673 million and net income of $72.6 million, or $0.67 per share.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Revenue	$734,217	$602,208	$672,545	$2,001,655	$1,618,466
Gross Profit	170,869	153,096	161,158	455,330	378,013
Income from Operations	123,813	109,622	110,047	309,847	252,363
Net Income	$84,406	$78,578	$72,554	$208,415	$177,341

Diluted Earnings Per Share	$0.78	$0.72	$0.67	$1.92	$1.63

Sequentially, quarterly earnings were higher on record operating income from Remotely Operated Vehicles (ROV) and Subsea Products. Year over year, earnings increased on operating income improvements from ROV, Subsea Products, and Asset Integrity.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “Our quarterly performance demonstrates the rising demand we are experiencing for our subsea services and products. Overall, our operations performed within expectations and we remain on track to achieve record EPS for the year.

“Compared to the second quarter of 2012, ROV operating income increased on the strength of higher global demand to provide drill support and vessel-based services. Our ROV days on hire for the quarter increased to an all-time high of over 21,000. Subsea Products operating income improved on increased profit contributions from all of our major product line categories, led by Installation and Workover Control System (IWOCS) services and subsea hardware. Products operating margin for the quarter rose to a record 24%, due to higher profitability on IWOCS services and sales of subsea hardware and umbilicals. Subsea Products backlog at quarter-end was $619 million, comparable to our June 30 backlog of $621 million and up from $403 million one year ago.

“We are narrowing our 2012 EPS guidance range to $2.60 to $2.65, up slightly at the midpoint from last quarter. For the fourth quarter of 2012 we are projecting EPS of $0.68 to $0.73.

“We are initiating 2013 EPS guidance with a range of $3.00 to $3.25, up nearly 20% at the midpoint over our expectation for 2012. For our services and products, we anticipate continued global demand growth to support deepwater drilling, field development, and inspection, maintenance, and repair activities. This market outlook is supported by industry observations and assessments that deepwater drilling is increasing, subsea equipment orders are escalating, and backlog to perform offshore construction projects are at a record high level.

“Compared to 2012, we anticipate all of our segments will have higher operating income in 2013: ROV on greater service demand to support drilling and vessel-based projects; Subsea Products on higher subsea hardware and tooling sales, and increased throughput at our umbilical plants; and Subsea Projects on a full year of work on the field support services contract for BP offshore Angola.

“Our liquidity and projected cash flow provide us with ample resources to invest in Oceaneering's growth. At the end of the quarter, our balance sheet remained conservatively capitalized with $104 million of cash, $120 million of debt, and $1.7 billion of equity. We generated EBITDA of $169 million during the quarter and $433 million year to date. For 2012 and 2013, we anticipate generating EBITDA of at least $590 million and $670 million, respectively.

“Looking beyond 2013, our belief that the oil and gas industry will continue to invest in deepwater projects remains unchanged. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. With our existing assets, we are well positioned to supply a wide range of the services and products required to support safe deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering's: track to achieve record EPS for 2012; statements about backlog, to the extent backlog may be an indicator of future revenue or profitability; 2012 EPS guidance range; projected fourth quarter 2012 EPS; 2013 EPS guidance range; anticipated continued global demand growth for its services and products; anticipated operating income growth for all of its segments in 2013 relative to 2012, and the basis for such growth in ROVs, Subsea Products, and Subsea Projects; anticipated 2012 and 2013 EBITDA; belief that the oil and gas industry will continue to invest in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these risk factors, please see Oceaneering's latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission

We define EBITDA as net income plus provision for income taxes, interest income/expense, net, and, depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of these EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedules.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,
Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E‑Mail investorrelations@oceaneering.com. A live webcast of the company's earnings release conference call, scheduled for Tuesday, October 30, 2012 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Sept. 30, 2012	Dec. 31, 2012
				(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $103,638 and $106,142)				$1,176,845	$984,122
Net Property and Equipment				989,356	893,308
Other Assets				530,651	523,114
TOTAL ASSETS				$2,696,852	$2,400,544

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities				$615,353	$501,375
Long-term Debt				120,000	120,000
Other Long-term Liabilities				227,263	221,207
Shareholders' Equity				1,734,236	1,557,962
	TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY			$2,696,852	$2,400,544

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2012	Sept. 30, 2011	June 30, 2012	Sept. 30, 2012	Sept. 30, 2011
	(in thousands, except per share amounts)

Revenue	$734,217	$602,208	$672,545	$2,001,655	$1,618,466
Cost of services and products	563,348	449,112	511,387	1,546,325	1,240,453
Gross Profit	170,869	153,096	161,158	455,330	378,013
Selling, general and administrative expense	47,056	43,474	51,111	145,483	125,650
Income from Operations	123,813	109,622	110,047	309,847	252,363
Interest income	824	204	194	1,362	460
Interest expense	(1,282)	(387)	(1,256)	(3,083)	(746)
Equity earnings of unconsolidated affiliates	418	1,042	119	1,341	2,942
Other expense, net	(553)	(1,973)	(3,186)	(5,212)	(2,331)
Income before income taxes	123,220	108,508	105,918	304,255	252,688
Provision for income taxes	38,814	29,930	33,364	95,840	75,347
Net Income	$84,406	$78,578	$72,554	$208,415	$177,341

Weighted Average Number of Diluted Common Shares	108,500	108,928	108,663	108,637	109,114
Diluted Earnings per Share	$0.78	$0.72	$0.67	$1.92	$1.63

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended			For the Nine Months Ended
		Sept. 30, 2012	Sept. 30, 2011	June 30, 2012	Sept. 30, 2012	Sept. 30, 2011
		($ in thousands)
Remotely Operated Vehicles	Revenue	$224,649	$200,927	$208,802	$627,422	$554,352
	Gross Profit	$76,524	$69,052	$74,177	$217,093	$190,989
	Operating Income	$66,724	$60,054	$64,168	$187,825	$165,605
	Operating margin	30%	30%	31%	30%	30%
	Days available	26,198	23,719	25,182	75,626	70,722
	Utilization	81%	80%	81%	81%	76%

Subsea Products	Revenue	$215,617	$220,107	$191,783	$579,481	$573,225
	Gross Profit	$67,651	$57,798	$54,612	$169,044	$154,519
	Operating Income	$50,841	$41,489	$36,742	$117,093	$105,441
	Operating margin	24%	19%	19%	20%	18%
	Backlog	$619,000	$403,000	$621,000	$619,000	$403,000

Subsea Projects	Revenue	$101,719	$49,912	$90,448	$264,843	$122,214
	Gross Profit	$22,202	$23,326	$20,149	$54,262	$32,896
	Operating Income	$17,765	$20,983	$15,969	$41,301	$25,893
	Operating margin	17%	42%	18%	16%	21%

Asset Integrity	Revenue	$113,588	$71,633	$113,660	$320,704	$199,751
	Gross Profit	$20,457	$12,879	$23,948	$56,635	$35,221
	Operating Income	$14,556	$8,858	$16,444	$37,538	$24,087
	Operating margin	13%	12%	14%	12%	12%

Advanced Technologies	Revenue	$78,644	$59,629	$67,852	$209,205	$168,924
	Gross Profit	$9,753	$10,517	$10,926	$28,402	$24,086
	Operating Income	$5,393	$5,769	$6,645	$15,547	$11,446
	Operating margin	7%	10%	10%	7%	7%

Unallocated Expenses	Gross Profit	$(25,718)	$(20,476)	$(22,654)	$(70,106)	$(59,698)
	Operating Income	$(31,466)	$(27,531)	$(29,921)	$(89,457)	$(80,109)

TOTAL	Revenue	$734,217	$602,208	$672,545	$2,001,655	$1,618,466
	Gross Profit	$170,869	$153,096	$161,158	$455,330	$378,013
	Operating Income	$123,813	$109,622	$110,047	$309,847	$252,363
	Operating margin	17%	18%	16%	15%	16%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$64,957	$49,885	$68,174	$225,808	$217,647
Depreciation and Amortization		$44,839	$39,603	$41,646	$127,073	$112,748

The above should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2012	Sept. 30, 2011	June 30, 2012	Sept. 30, 2012	Sept. 30, 2011
	($ in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net Income	$84,406	$78,578	$72,554	$208,415	$177,341
Depreciation and Amortization	44,839	39,603	41,646	127,073	112,748
Subtotal	129,245	118,181	114,200	335,488	290,089
Interest Income/Expense, Net	458	183	1,062	1,721	286
Provision for Income Taxes	38,814	29,930	33,364	95,840	75,347
EBITDA	$168,517	$148,294	$148,626	$433,049	$365,722

	2012 Estimates			2013 Estimates
	Low	High		Low	High
	($ in thousands)			($ in thousands)

Net Income	$285,000	$290,000		$325,000	$355,000
Depreciation and Amortization	175,000	175,000		195,000	205,000
Subtotal	460,000	465,000		520,000	560,000
Interest Income/Expense, Net	—	—		—	—
Provision for Income Taxes	130,000	135,000		150,000	165,000
EBITDA	$590,000	$600,000		$670,000	$725,000